Exhibit 99.1

tw telecom Reports First Quarter 2014 Results

Delivers Strong Revenue Growth Rate of 7.1% Year Over Year and 2.1% Sequentially
Repurchases $113 million of Shares in the First Quarter
Completes Integration and Commences Selling in 11 Strategic Expansion Markets Year to Date

LITTLETON, Colo. - May 7, 2014 - tw telecom inc. (NASDAQ: TWTC), a leading national provider of managed services, including Business Ethernet, converged and IP VPN solutions to enterprises across the U.S. and to their global locations, today announced its first quarter 2014 financial results, including $408.3 million of revenue, $9.8 million of net income, $136.8 million of Modified EBITDA1 (“M-EBITDA”), $115.2 million of net cash provided by operating activities and $10.8 million of levered free cash flow3.

“We delivered strong revenue results for the quarter as we returned value to shareholders and advanced our growth initiatives,” said Larissa Herda, tw telecom’s Chairman and CEO. “We achieved substantial progress on the integration of our strategic market expansion and our ongoing product innovation. We launched several powerful new product capabilities, including extending Dynamic Capacity® across our entire data and Internet portfolio, which is a unique offering in the marketplace. Additionally, we recently announced several new alliances with industry leading cloud and data center providers to position ourselves to win greater market share, as we continue to enable enterprises to efficiently access their cloud applications and help their networks run better, faster and easier,” said Herda.

Highlights for the First Quarter 2014

•	Grew total revenue at a higher rate, including 2.1% sequentially and 7.1% year over year

•	Grew enterprise revenue 2.3% sequentially and 9.2% year over year

•	Grew data and Internet revenue 3.6% sequentially and 15.1% year over year

•	Delivered net income of $9.8 million, or $0.07 basic earnings per share

•	Delivered M-EBITDA of $136.8 million, representing a 33.5% M-EBITDA margin[1]

•	Delivered $115.2 million of net cash provided by operating activities

•	Reported $10.8 million of levered free cash flow

•	Executed $112.6 million of share repurchases

Revenue Reclassification

Effective January 1, 2014, the Company is classifying revenue from certain taxes and fees into a separate revenue line item. It’s also classifying certain high capacity dedicated Ethernet services to data and Internet revenue from network services revenue to better align the reporting of these services. The Company’s total reported revenue is not impacted by these changes, and prior period amounts have been reclassified for comparability as shown on page 15.

Business Trends

     “We demonstrated the initial success of our growth initiatives by delivering an accelerated revenue growth rate this quarter,” said Mark Peters, tw telecom’s Executive Vice President and Chief Financial Officer. “We also completed $113 million of share repurchases during the quarter, or nearly $500 million over the past year, representing a significant return of cash to shareholders, as we invested in our growth initiatives,” said Peters.

The Company’s growth initiatives have resulted in strong first quarter bookings7, or sales, which grew compared to the same period in the prior year. As a result of its sales momentum, the Company continues to expect that its 2014 revenue growth rate will be greater than that of 2013.

Modified EBITDA margin for the quarter reflected the Company’s planned investing in growth initiatives and the impact of payroll taxes communicated in February. This included a sequential impact of 110 basis points for the resetting of its payroll taxes, with the remaining impact primarily related to higher commission costs and certain taxes and fees as well as costs associated with its growth initiatives.

Modified EBITDA margin is expected to begin to expand toward the end of the year, as a result of anticipated higher revenue growth.

The Company expects to continue its growth investing this year, including capital to integrate and activate its strategic market expansion and ongoing product innovation. It also expects an estimated 7% increase in its sales associate headcount for the year, inclusive of its market expansion project.

The Company continues to expect business fluctuations to impact sequential trends in revenue, margins and cash flow. This includes the timing, as well as any seasonality of sales and installations5, usage, rate changes, disputes, settlements, repricing for contract renewals, and fluctuations in revenue churn, expenses, capital expenditures and taxes and fees.

Balance Sheet Activities

The Company executed $112.6 million of share repurchases for the quarter, with $249.9 million remaining under its $500 million repurchase plan. The Company expects to continue to be opportunistic with its share repurchases this year as it manages to a targeted cash balance of approximately $300 million, while maintaining its leverage ratios in line with those in the first quarter. Additionally, in March 2014, the Company retired the remaining $23.5 million principal amount of 8% Senior Notes due 2018 at a redemption price of 104% of the principal amount.

Market Expansion

The Company announced in the fourth quarter of 2013, a strategic market expansion to extend its metro fiber footprint into five new high demand markets and accelerate the density of its metro-fiber footprint in more than a third of its existing markets. As a result of this strategic market expansion, the Company expects with this project to -

•	Generate an overall 5-year Internal Rate of Return of greater than 40%, after tax, while achieving a greater than 50% incremental Modified EBITDA margin by the fifth year

•	Invest $50 million to fully integrate and activate all of its planned new and expansion markets by the end of 2014, that will not recur

•	Continue hiring sales and operational personnel throughout 2014 to staff its expanded market reach

•	Drive new bookings, or sales, from its expansion project in the second half of 2014, with incremental revenue growth and positive Modified EBITDA in 2015

“Our strategic market expansion is on track and we’re pleased with our progress,” said John Blount, President and Chief Operating Officer. “This was a great fiber acquisition that we believe will further contribute to our profitable growth.”

Capital Investments

The Company continues to expect capital investments for 2014 to be approximately $440 to $460 million with the majority to be tied to success-based investments, which includes approximately $50 million to integrate and connect the strategic market expansion into its national network and operating infrastructure.

Capital investments (“cap-ex”) for the first quarter of 2014 were as follows ($ in 000’s):

	Capital Expenditures
	Actuals			Guidance
	Three Months Ended			Full Year
	Mar. 31 2014	Dec. 31 2013	Mar. 31 2013	2014
Cap-ex - excluding strategic market expansion lease & integration capital (1)	$94,345	$88,216	$90,853	$390,000 - $410,000
As a percentage of revenue	23.1%	22.1%	23.8%
Cap-ex - for strategic market expansion lease & integration capital (1)	7,825	119,823	—	50,000
Total Capital Expenditures	$102,170	$208,039	$90,853	$440,000 - $460,000

(1)
Investments from the Company's recent strategic market expansion includes a fiber capital lease as well as capital to fully integrate and connect its expanded market reach into its national network and operating infrastructure.

Capital investments for the first quarter, excluding the strategic market expansion, increased sequentially by $6.1 million and year over year by $3.5 million, primarily reflecting the timing of projects.

Operational Metrics

Revenue churn4 was 0.8% for the first quarter of 2014, comparable to both the prior quarter and the same quarter last year. As a component of revenue churn, revenue lost from customers fully disconnecting service remained low at 0.2% for the first quarter of 2014, which is consistent with the prior quarter and the same quarter last year, and indicative of a loyal customer base, effective customer experience strategy and competitive product portfolio.

The Company served more than 29,500 customers as of March 31, 2014. Customer churn4 was 0.8% for both the first quarter of 2014 and the prior quarter, down from 0.9% in the same quarter last year. Additionally, the Company ended the quarter with nearly 33,000 fiber route miles, the majority of which were metro miles.

Intercarrier Compensation

Intercarrier compensation revenue represented 1% of total revenue, as of the first quarter of 2014. Under an FCC order, intercarrier compensation rates are declining over a six-year period that began in 2012, with the next rate decrease occurring in July 2014. The Company expects that these rate decreases will have a $4 million impact on full year 2014 revenue, which may be impacted by fluctuations in volume of minutes of use and carrier settlements.

Year over Year Results - First Quarter 2014 compared to First Quarter 2013

Revenue for the first quarter of 2014 was $408.3 million compared to $381.2 million for the first quarter last year, representing a year over year increase of $27.1 million, or 7.1%. Revenue grew primarily due to ongoing enterprise revenue growth. Key changes in revenue, which reflects the Company’s new revenue reclassification described above, included:

•	$26.1 million increase in revenue from enterprise customers, or 9.2% year over year, driven primarily by data and Internet services

•	$0.6 million increase in revenue from carriers, reflecting growth in Ethernet services, offset by churn and repricing for contract renewals, primarily in network services

•	$2.2 million increase in taxes and fees reflecting growth in revenue subject to these charges

•	$1.8 million decrease in intercarrier compensation revenue, primarily reflecting the impact of a mandatory FCC rate reduction in July 2013 and lower settlements in the current quarter

By line of business, the percentage change in revenue year over year was as follows:

•
15.1% increase for data and Internet services, primarily driven by an increase in strategic Ethernet and VPN based products and other services, partially offset by churn and repricing. Data and Internet revenue represents 60% of total revenue for the quarter compared to 56% a year ago

•
1.8% increase in voice services, primarily from converged and other voice solutions and an increase in usage based services, partially offset by churn. Voice services revenue represented 19% of total revenue for the quarter compared to 20% a year ago

•
10.1% decrease in network services, primarily from the impact of churn and repricing, largely from carrier customers. Network services revenue represents 14% of total revenue for the quarter compared to 17% a year ago in part reflecting the transition from network services to Ethernet-based technologies.

Operating Costs

Operating costs for the first quarter of 2014 increased year over year, which primarily included increases in network access costs as a result of revenue growth, growth in demand for multi-location customer solutions, both within and outside of the Company’s markets, an increase in certain taxes and fees and higher employee-related costs to support ongoing growth and the Company’s growth initiatives.

Operating costs as a percentage of revenue were 42.6% for the quarter compared to 42.3% for the same period last year. Modified gross margin6 as a percentage of revenue was 57.5% for the quarter, a decrease from 57.9% in the same period last year, primarily due to higher certain taxes and fees and network access costs.

The Company utilizes a fully burdened modified gross margin, including network costs, and personnel costs for customer care, provisioning, network maintenance, technical field and network operations, excluding non-cash stock-based compensation expense, net of costs capitalized for labor and overhead on capital projects.

Selling, General and Administrative Costs (“SG&A”)

SG&A costs increased year over year, primarily as a result of higher employee-related costs, including expansion of sales and sales support personnel to support the Company’s growth initiatives and commissions resulting from higher service installations. As a result, SG&A costs as a percentage of revenue increased to 26.2% for the quarter from 24.5% for the same period last year.

Net Income

Net income was $9.8 million for the first quarter of 2014 compared to $13.1 million from the same period last year, reflecting higher depreciation expense resulting from net asset additions, offset by lower income tax and interest expense. The Company delivered basic earnings per share of $0.07 for the current quarter as compared to $0.09 for the same period last year.

M-EBITDA

M-EBITDA was $136.8 million for the first quarter of 2014, an increase of 0.6% from the same period last year, reflecting revenue growth that was largely offset with costs associated with an increase in personnel primarily to support the Company’s growth initiatives and higher commission costs.

M-EBITDA margin for the quarter was 33.5% as compared to 35.7% last year. The change in quarterly margin was due to costs associated with growth initiatives, increased commissions, certain taxes and fees and network access costs.

Sequential Results - First Quarter 2014 compared to Fourth Quarter 2013

Revenue for the first quarter of 2014 was $408.3 million, as compared to $400.0 million for the fourth quarter of 2013, an increase of $8.3 million, or 2.1%, representing the 38th consecutive quarter of sequential growth. Revenue grew primarily due to ongoing enterprise growth. Key changes in revenue, which reflects the Company’s new revenue reclassification described above, included:

•	$6.9 million increase in enterprise revenue, or 2.3% sequential growth, driven primarily by data and Internet services and an increase in usage-based services

•	$0.6 million increase in carrier revenue, reflecting growth in Ethernet services, somewhat offset by churn and repricing, primarily in network services

•	$1.3 million increase in taxes and fees reflecting an increase in rates as well as growth in revenue subject to these charges

•	$0.5 million decrease in intercarrier compensation revenue

By line of business, the percentage change in revenue sequentially was as follows:

•	3.6% increase for data and Internet services, primarily driven by an increase in strategic Ethernet and VPN-based products and other services, partially offset by churn and repricing

•	0.7% increase in voice services, primarily reflecting an increase in converged solutions and usage based services, partially offset by churn

•	2.7% decrease in network services, primarily reflecting the impact of churn and repricing, largely from carriers

Operating Costs

Operating costs increased sequentially, reflecting higher network access costs as a result of revenue growth and an increase in certain taxes and fees as well as employee-related costs, largely due to the annual resetting of payroll taxes. Operating costs were 42.6% of revenue for the first quarter and 42.2% for the fourth quarter. Modified gross margin for the first quarter as a percentage of revenue was 57.5%, a decline from 58.0% in the fourth quarter largely due to higher certain taxes and fees as well as the annual resetting of payroll taxes and increased network access costs.

Selling, General and Administrative Costs

SG&A costs increased sequentially, primarily reflecting higher employee-related costs, including the impact of the annual resetting of payroll taxes and higher commissions and non-cash, stock-based compensation. SG&A costs were 26.2% of revenue for the first quarter, an increase from 24.7% for the fourth quarter largely due to the annual resetting of payroll taxes and higher commissions.

Net Income

Net income was $9.8 million for the first quarter compared to $15.4 million in the fourth quarter, primarily reflecting a reduction in M-EBITDA, largely attributable to the annual resetting of payroll taxes and higher commissions, as well as higher depreciation expense and non-cash stock-based compensation expense, somewhat offset by a decrease in income tax expense. The Company delivered basic earnings per share of $0.07 for the first quarter compared to $0.11 for the fourth quarter.

M-EBITDA

M-EBITDA was $136.8 million for the first quarter, a decrease of 2.7% from the fourth quarter primarily as a result of the impact of the annual resetting of payroll taxes, higher commissions and increased costs to support the Company’s growth initiatives, somewhat offset by revenue growth.

M-EBITDA margin was 33.5% for the first quarter compared to 35.2% for the fourth quarter. The M-EBITDA margin sequential decrease of 170 basis points included an impact of 110 basis points for the resetting of payroll taxes and the balance primarily reflected the impact of higher commission costs and certain taxes and fees as well as the costs associated with the Company’s growth initiatives.

tw telecom plans to conduct a webcast conference call to discuss its earnings results on May 8, 2014 at 9:00 a.m. MDT (11:00 a.m. EDT). To access the webcast and the financial and other information to be discussed in the webcast, visit www.twtelecom.com under “Investors.”

Investor Relations:                    Media Relations:
Carole Curtin Jorgensen 303 566-1000            Bob Meldrum 303 566-1354
carole.curtin@twtelecom.com                bob.meldrum@twtelecom.com

(1) Modified EBITDA (or “M-EBITDA”) is defined as net income or loss before depreciation, amortization, accretion, impairment charges and other income and losses, interest expense, debt extinguishment costs, interest income, income tax expense or benefit, cumulative effect of change in accounting principle, and non-cash stock-based compensation expense. The Company defines Modified EBITDA margin as M-EBITDA divided by total revenue.
(2) Unlevered free cash flow is defined as Modified EBITDA less capital expenditures, which is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website.
(3) Levered free cash flow is defined as Modified EBITDA less capital expenditures and net interest expense from operations (excluding debt extinguishment costs, non-cash interest expense and deferred debt costs), which is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website.
(4) Revenue churn is defined for the period as average lost recurring monthly billing from a customer’s partial or complete disconnection of services (excluding repricing impacts and usage) compared to reported revenue. Customer churn is defined for the period as average monthly customer turnover compared to the average monthly customer count.
(5) Installations reflect monthly recurring charges for services from signed customer sales that are installed and recognized as revenue from the date of installation.
(6) The Company defines modified gross margin as total revenue less operating costs excluding non-cash stock-based compensation expense.
(7) Bookings, or sales, are defined as monthly recurring charges for services from signed customer contracts. The timing of when these sales are installed and recognized into revenue varies based on the underlying contract.

Financial Measures
The Company provides financial measures using U.S. generally accepted accounting principles (“GAAP”) as well as adjustments to GAAP measures to describe its business trends, including Modified EBITDA. Management believes that its definition of Modified EBITDA (see above) is a standard measure of operating performance and liquidity that is commonly reported and widely used by analysts, investors, and other interested parties in the telecommunications industry because it eliminates many differences in financial, capitalization, and tax structures, as well as non-cash and non-operating income or charges to earnings. Modified EBITDA is not intended to replace operating income (loss), net income (loss), cash flow, and other measures of financial performance and liquidity reported in accordance with GAAP. Management uses Modified EBITDA internally to assess on-going operations and it is the basis for various financial covenants contained in the Company’s debt agreements and for operating performance and liquidity. Modified EBITDA is reconciled to Net Income (Loss), the most comparable GAAP measure for operating performance within the Consolidated Operations Highlights and in the supplemental information posted on the Company’s website. Modified EBITDA, as a measure of liquidity, is also reconciled to Net Cash provided by operating activities on the Company’s website.

In addition, management uses unlevered and levered free cash flow, which measure the ability of M-EBITDA to cover capital expenditures. The Company uses these cash flow definitions to eliminate certain non-cash costs. Levered and unlevered free cash flow are reconciled to Net Cash provided by operating activities and also to Modified EBITDA in the supplemental information posted on the Company’s website. The Company also provides an adjustment to the measure gross margin by eliminating the impact of non-cash stock-based compensation expense. Management uses modified gross margin internally to assess on-going operations. Modified gross margin is reconciled to gross margin in the financial tables.

Forward Looking Statements
The statements in this press release and related conference call concerning the outlook for 2014 and beyond, including statements regarding product and platform plans, growth prospects, market opportunities, market expansion and its implementation, sales growth, cash flow and cash balances, growth initiatives, sales force, customer opportunities, network capabilities, sales and installations timing, demand, revenue growth, revenue growth rate, Modified EBITDA and margin trends, expense trends, service disconnections, business trends and fluctuations, liquidity position, future share repurchases and expected capital expenditures are forward-looking statements that reflect management’s views with respect to future events and financial performance. These statements are based on management’s current expectations and are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward looking statements include the risks disclosed in the Company's SEC filings, especially the section entitled "Risk Factors" in its 2013 Annual Report on Form 10-K and elsewhere in its quarterly report on Form 10-Q for the quarter ended March 31, 2014 to be filed shortly hereafter. tw telecom undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About tw telecom
tw telecom, headquartered in Littleton, Colo., is a leading national provider of managed services, including Business Ethernet, converged and IP VPN solutions for enterprises throughout the U.S. and globally. tw telecom also delivers secure, scalable private connections for transport data networking, Internet access, voice, VPN, VoIP and security to large organizations and communications services companies. Employing a resilient fiber network infrastructure, robust product portfolio and its own Intelligent Network capabilities, tw telecom delivers customers overall economic value, an industry-leading quality service experience, and improved business productivity. Please visit www.twtelecom.com for more information.

 tw telecom inc.
Consolidated Operations Highlights
(Dollars in thousands)
Unaudited (1)

	Three Months Ended March 31,
	2014	2013	Growth %
Revenue
Data and Internet services	$243,671	$211,721	15.1%
Voice services	77,361	76,030	1.8%
Network services	58,367	64,955	-10.1%
Service Revenue	379,399	352,706	7.6%
Taxes & fees	22,752	20,594	10.5%
Intercarrier compensation	6,142	7,909	-22.3%
Total Revenue	408,293	381,209	7.1%
Expenses
Operating costs	174,039	161,082
Gross Margin	234,254	220,127
Selling, general and administrative costs	106,832	93,562
Depreciation, amortization and accretion	82,456	74,395
Operating Income	44,966	52,170	-13.8%
Interest expense	(24,035)	(21,546)
Non-cash interest expense and deferred debt costs	(1,613)	(6,794)
Debt extinguishment costs	(1,282)	—
Interest income	148	277
Income before income taxes	18,184	24,107	-24.6%
Income tax expense	8,393	10,963
Net Income	$9,791	$13,144	-25.5%

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA

Gross Margin	$234,254	$220,127
Add back non-cash stock-based compensation expense	539	583
Modified Gross Margin	234,793	220,710	6.4%
Selling, general and administrative costs	106,832	93,562
Add back non-cash stock-based compensation expense	8,847	8,879
Modified EBITDA	136,808	136,027	0.6%
Non-cash stock-based compensation expense	9,386	9,462
Depreciation, amortization and accretion	82,456	74,395
Net interest expense	23,887	21,269
Non-cash interest expense and deferred debt costs	1,613	6,794
Debt extinguishment costs	1,282	—
Income tax expense	8,393	10,963
Net Income	$9,791	$13,144
Modified Gross Margin %	57.5%	57.9%
Modified EBITDA Margin %	33.5%	35.7%

Levered Free Cash Flow ("LFCF")
Modified EBITDA	$136,808	$136,027	0.6%
Less: Cap-Ex, excluding strategic market expansion lease & integration capital (2)	94,345	90,853	3.8%
Less: Net interest expense	23,887	21,269	12.3%
LFCF, excluding strategic market expansion lease & integration capital (2)	18,576	23,905	-22.3%
Capex - Strategic market expansion lease & integration capital (2)	7,825	—	NM
Levered Free Cash Flow	$10,751	$23,905	-55.0%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)
Strategic market expansion lease and integration capital represents capital investments for the Company's strategic market expansion which includes a capital lease and integration capital to connect the strategic market expansion into its national network and operating infrastructure.

tw telecom inc.
Consolidated Operations Highlights
(Dollars in thousands)
Unaudited (1)

	Three Months Ended
	Mar. 31 2014	Dec. 31 2013	Growth %
Revenue
Data and Internet services	$243,671	$235,156	3.6%
Voice services	77,361	76,807	0.7%
Network services	58,367	59,980	-2.7%
Service Revenue	379,399	371,943	2.0%
Taxes & fees	22,752	21,448	6.1%
Intercarrier compensation	6,142	6,628	-7.3%
Total Revenue	408,293	400,019	2.1%
Expenses
Operating costs	174,039	168,613
Gross Margin	234,254	231,406
Selling, general and administrative costs	106,832	98,694
Depreciation, amortization and accretion	82,456	80,155
Operating Income	44,966	52,557	-14.4%
Interest expense	(24,035)	(23,107)
Non-cash interest expense and deferred debt costs	(1,613)	(1,620)
Debt extinguishment costs	(1,282)	—
Interest income	148	144
Income before income taxes	18,184	27,974	-35.0%
Income tax expense	8,393	12,573
Net Income	$9,791	$15,401	-36.4%

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA

Gross Margin	$234,254	$231,406
Add back non-cash stock-based compensation expense	539	522
Modified Gross Margin	234,793	231,928	1.2%
Selling, general and administrative costs	106,832	98,694
Add back non-cash stock-based compensation expense	8,847	7,431
Modified EBITDA	136,808	140,665	-2.7%
Non-cash stock-based compensation expense	9,386	7,953
Depreciation, amortization and accretion	82,456	80,155
Net interest expense	23,887	22,963
Non-cash interest expense and deferred debt costs	1,613	1,620
Debt extinguishment costs	1,282	—
Income tax expense	8,393	12,573
Net Income	$9,791	$15,401
Modified Gross Margin %	57.5%	58.0%
Modified EBITDA Margin %	33.5%	35.2%

Levered Free Cash Flow ("LFCF")
Modified EBITDA	$136,808	$140,665	-2.7%
Less: Cap-Ex, excluding strategic market expansion lease & integration capital (2)	94,345	88,216	6.9%
Less: Net interest expense	23,887	22,963	4.0%
LFCF, excluding strategic market expansion lease & integration capital (2)	18,576	29,486	-37.0%
Capex - Strategic market expansion lease & integration capital (2)	7,825	119,823	(93.5)%
Levered Free Cash Flow	$10,751	($90,337)	NM

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)
Strategic market expansion lease and integration capital represents capital investments for the Company's strategic market expansion which includes a capital lease and integration capital to connect the strategic market expansion into its national network and operating infrastructure.

tw telecom inc.
Highlights of Results Per Share
Unaudited (1) (2)

	Three Months Ended
	Mar. 31 2014	Dec. 31 2013	Mar. 31 2013
Weighted Average Shares Outstanding (thousands)
Basic	138,088	140,673	149,129
Diluted (2)	140,097	143,129	152,452

Basic and Diluted Income per Common Share	$0.07	$0.11	$0.09

	As of
	Mar. 31 2014	Dec. 31 2013	Mar. 31 2013
Common shares (thousands)
Actual Shares Outstanding	137,909	141,168	151,388
Unvested Restricted Stock Units and Restricted Stock Awards (thousands)	3,742	3,989	4,209
Options (thousands)
Options Outstanding	486	1,000	3,233
Options Exercisable	483	860	3,075
Options Exercisable and In-the-Money	483	860	3,075

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)
Stock options, restricted stock units/awards and convertible debt subject to conversion, are excluded from the computation of diluted weighted average shares outstanding if inclusion would be anti-dilutive. See the Company’s SEC filings for more details.

tw telecom inc.
Condensed Consolidated Balance Sheet Highlights
(Dollars in thousands)
Unaudited (1)

	Mar. 31 2014	Dec. 31 2013	Mar. 31 2013
ASSETS
Cash, equivalents, and short term investments	$355,233	$478,995	$913,285

Receivables	105,101	114,006	111,379
Less: allowance	(6,290)	(6,748)	(6,949)
Net receivables	98,811	107,258	104,430

Prepaid expenses and other current assets	23,734	22,545	24,524
Deferred income taxes	54,026	54,026	76,160
Total other current assets	77,760	76,571	100,684

Property, plant and equipment	4,775,473	4,675,335	4,327,939
Less: accumulated depreciation	(3,049,210)	(2,980,379)	(2,812,332)
Net property, plant and equipment	1,726,263	1,694,956	1,515,607

Deferred income taxes	88,332	96,087	91,238
Goodwill	412,694	412,694	412,694
Intangible assets, net of accumulated amortization	10,322	11,555	16,063
Other assets, net	43,129	44,344	28,985
Total other non-current assets	554,477	564,680	548,980

Total	$2,812,544	$2,922,460	$3,182,986

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$71,711	$38,454	$57,096
Deferred revenue	48,561	48,371	46,758
Accrued taxes, franchise and other fees	52,969	55,043	58,351
Accrued interest	28,740	21,606	20,516
Accrued payroll and benefits	42,820	52,604	33,685
Accrued carrier costs	10,997	25,507	19,183
Current portion of debt and lease obligations	8,878	32,470	380,687
Other current liabilities	37,772	35,241	34,157
Total current liabilities	302,448	309,296	650,433

Long-Term Debt and Capital Lease Obligations
2 3/8% convertible senior debentures, due 4/1/2026	—	—	373,702
Floating rate senior secured debt - Term Loan B, due 12/30/2016	—	—	461,787
8% senior unsecured notes, due 3/1/2018, net of unamortized discount	—	23,392	428,098
Floating rate senior secured debt - Term Loan B, due 4/17/2020, net of unamortized discount	513,856	515,063	—
5 3/8% senior unsecured notes, due 10/1/2022 issued Oct 2012	480,000	480,000	480,000
5 3/8% senior unsecured notes, due 10/1/2022 issued Aug 2013, net of unamortized discount	434,209	433,744	—
6 3/8% senior unsecured notes, due 9/1/2023	350,000	350,000	—
Capital lease obligations	145,894	147,046	22,644
Less: current portion	(8,878)	(32,470)	(380,687)
Total long-term debt and capital lease obligations	1,915,081	1,916,775	1,385,544

Long-Term Deferred Revenue	19,871	20,046	22,454
Other Long-Term Liabilities	42,590	40,274	43,862

Stockholders’ Equity	532,554	636,069	1,080,693

Total	$2,812,544	$2,922,460	$3,182,986

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
Unaudited (1)

	Three Months Ended
	Mar. 31 2014	Dec. 31 2013	Mar. 31 2013
Cash flows from operating activities:
Net Income	$9,791	$15,401	$13,144
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	82,456	80,155	74,395
Deferred income taxes	8,017	10,635	10,617
Stock-based compensation expense	9,386	7,953	9,462
Loss on debt extinguishment	1,282	—	—
Amortization of discount on debt and deferred debt costs	1,613	1,620	6,795
Changes in operating assets and liabilities:
Accounts receivable, net	8,447	(3,568)	(4,727)
Prepaid expenses and other current and noncurrent assets	(603)	3,192	(2,225)
Accounts payable	19,230	(11,843)	(1,134)
Accrued interest	6,905	(6,130)	150
Accrued payroll and benefits	(9,815)	4,077	(12,016)
Deferred revenue, current and noncurrent	15	550	564
Other current and noncurrent liabilities	(21,499)	5,953	(13,425)

Net cash provided by operating activities	115,225	107,995	81,600

Cash flows from investing activities:
Capital expenditures	(101,633)	(87,809)	(87,800)
Purchase of investments	(51,703)	(105,317)	(50,932)
Proceeds from sale of investments	69,509	68,554	33,990
Equipment purchases in advance of installation and other, net	4,338	(12,015)	(2,240)
Net cash used in investing activities	(79,489)	(136,587)	(106,982)

Cash flows from financing activities:
Net proceeds (tax withholdings) from issuance of common stock upon exercise of stock options and vesting of restricted stock awards and units	(10,380)	4,596	6,158
Purchases of treasury stock	(104,170)	(100,503)	(54,627)
Excess tax benefits (shortfalls) from stock-based compensation	412	(1)	601
Proceeds from issuance of debt, net of financing costs	—	(355)	—
Retirement of debt obligations	(24,418)	—	(59)
Payment of debt and capital lease obligations	(2,760)	(2,063)	(1,709)

Net cash used in financing activities	(141,316)	(98,326)	(49,636)

Decrease in cash and cash equivalents	(105,580)	(126,918)	(75,018)
Cash and cash equivalents at the beginning of the period	284,419	411,337	806,728
Cash and cash equivalents at the end of the period	$178,839	$284,419	$731,710

Supplemental disclosures cash, equivalents and short term investments
Cash and cash equivalents at the end of the period	$178,839	$284,419	$731,710
Short term investments	176,394	194,576	181,575
Total of cash, equivalents and short term investments	$355,233	$478,995	$913,285

Supplemental disclosures of cash flow information:
Cash paid for interest	$17,083	$19,417	$21,631
Cash paid for income taxes, net of refunds	($76)	$105	($60)
Cash paid for debt extinguishment costs	$939	$—	$—
Addition of capital lease obligation	$537	$120,230	$3,053

Supplemental information to reconcile capital expenditures:
Capital expenditures per cash flow statement	$101,633	$87,809	$87,800
Addition of capital lease obligations	537	120,230	3,053
Total capital expenditures	$102,170	$208,039	$90,853

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.
Selected Operating Statistics
Unaudited (1)

	Three Months Ended
	2013				2014
	Mar. 31	Jun. 30	Sept. 30	Dec. 31	Mar. 31
Operating Metrics:
Buildings (2)	18,466	19,082	19,648	20,255	20,778
Headcount
Total Headcount	3,191	3,287	3,327	3,397	3,407
Sales Associates	578	612	633	664	664
Customers
Total Customers	28,292	28,526	28,855	29,227	29,521

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	Reflects on-net buildings and ILEC Local Serving Offices (LSOs) directly served by the Company’s fiber network.

tw telecom inc.
New Revenue Reporting
(Dollars in thousands)
Unaudited (1) (2)

	2012					2013					2014
	Three Mo. Ended				Full Year	Three Mo. Ended				Full Year	Three Mo. Ended
	Mar. 31	Jun. 30	Sept. 30	Dec. 31	2012	Mar. 31	Jun. 30	Sept. 30	Dec. 31	2013	Mar. 31
By Line of Business

New Reporting (2)

Revenue
Data and Internet services	$186,146	$191,528	$198,524	$207,103	$783,301	$211,721	$220,063	$226,548	$235,156	$893,488	$243,671
Voice services	74,824	75,727	76,050	75,495	302,096	76,030	76,437	77,267	76,807	306,541	77,361
Network services	70,640	69,399	67,649	67,233	274,921	64,955	64,079	61,574	59,980	250,588	58,367
Service Revenue	331,610	336,654	342,223	349,831	1,360,318	352,706	360,579	365,389	371,943	1,450,617	379,399
Taxes and Fees (2)	19,666	19,843	19,254	21,047	79,810	20,594	20,622	20,500	21,448	83,164	22,752
Intercarrier compensation	7,649	8,006	7,457	7,015	30,127	7,909	8,282	7,301	6,628	30,120	6,142
Total Revenue	$358,925	$364,503	$368,934	$377,893	$1,470,255	$381,209	$389,483	$393,190	$400,019	$1,563,901	$408,293

As Previously Reported (2)

Revenue
Data and Internet services	$176,851	$182,480	$189,164	$197,802	$746,297	$202,082	$209,634	$215,876	$223,705	$851,297	$231,016
Voice services	89,621	91,008	91,052	92,062	363,743	92,355	93,080	93,913	94,318	373,666	96,018
Network services	84,804	83,009	81,261	81,014	330,088	78,863	78,487	76,100	75,368	308,818	75,117
Service Revenue	351,276	356,497	361,477	370,878	1,440,128	373,300	381,201	385,889	393,391	1,533,781	402,151
Intercarrier compensation	7,649	8,006	7,457	7,015	30,127	7,909	8,282	7,301	6,628	30,120	6,142
Total Revenue	$358,925	$364,503	$368,934	$377,893	$1,470,255	$381,209	$389,483	$393,190	$400,019	$1,563,901	$408,293

By Customer Type

New Reporting (2)
Revenue
Enterprise	$262,888	$268,627	$274,910	$282,165	$1,088,590	$284,853	$292,647	$298,531	$304,090	$1,180,121	$310,974
Carrier	68,722	68,027	67,313	67,666	271,728	67,853	67,932	66,858	67,853	270,496	68,425
Taxes and Fees (2)	19,666	19,843	19,254	21,047	79,810	20,594	20,622	20,500	21,448	83,164	22,752
Intercarrier compensation	7,649	8,006	7,457	7,015	30,127	7,909	8,282	7,301	6,628	30,120	6,142
Total Revenue	$358,925	$364,503	$368,934	$377,893	$1,470,255	$381,209	$389,483	$393,190	$400,019	$1,563,901	$408,293

As Previously Reported (2)

Revenue
Enterprise	$281,227	$287,268	$293,017	$301,980	$1,163,492	$304,227	$312,157	$317,969	$324,514	$1,258,867	$332,739
Carrier	70,049	69,229	68,460	68,898	276,636	69,073	69,044	67,920	68,877	274,914	69,412
Intercarrier compensation	7,649	8,006	7,457	7,015	30,127	7,909	8,282	7,301	6,628	30,120	6,142
Total Revenue	$358,925	$364,503	$368,934	$377,893	$1,470,255	$381,209	$389,483	$393,190	$400,019	$1,563,901	$408,293

(1) For complete financials and related footnotes, please refer to the Company's SEC filings.
(2) Certain taxes and fees collected on behalf of the taxing authorities have been reclassified and separately stated from the underlying service revenue. In addition, high capacity dedicated Ethernet services have been reclassified to Data & Internet Services from Network Services.